EMPLOYMENT AGREEMENT

Ramesh Srinivasan, as President and Chief Executive Officer, you will be a valuable Agilysys employee, and we expect you to make a significant contribution to Agilysys’ success. As a result, Agilysys, Inc. (“Agilysys” or the “Company”) wishes to employ you under the terms of this Agreement.

1.    Employment Period. Subject to termination pursuant to Section 7 hereof, the term of this Agreement shall commence on January 3, 2017 (the “Effective Date”) and continue for the period of three years (the “Initial Employment Period”). The Initial Employment Period will automatically extend for successive periods of one year (each a “Renewal Period” and each such Renewal Period together with the Initial Employment Period shall be referenced collectively as the “Employment Period”) at the end of the Initial Employment Period and any Renewal Period unless either the Company or Employee notifies the other in writing (a “Non-Renewal Notice”) of a decision not to renew the Initial Employment Period or the Renewal Period, as applicable, at least 90 days prior to the end of the Initial Employment Period or the Renewal Period, as applicable. However, if a Change in Control occurs during the Employment Period, this Agreement shall expire no earlier than the second anniversary of the date on which such Change in Control occurs. If the Company chooses not to renew this Agreement, you may voluntarily terminate your employment at any time within sixty (60) days after the end of the Employment Period and such termination will be treated for all purposes under this Agreement as a termination by the Company other than for Cause, thereby entitling you to severance benefits under Section 7.

2.    Position. You shall be employed in the position set forth above, with the duties and responsibilities customarily associated with that position.

3.    Best Efforts. You shall devote all of your business time and attention to your duties as an employee of Agilysys. You shall use your commercially reasonable best efforts, energies, and skills to advance the business of Agilysys, to further and improve its relations with suppliers, customers and others, and to keep available to Agilysys the services of its employees. You shall perform your duties in compliance with all laws and Agilysys’ published policies, including ethical standards set forth in the Code of Business Conduct. You may engage in outside board activities to the extent approved by the board of directors of Agilysys (the “Board”), provided further that any outside board activities not begin within the first 12 months of your employment.

4.    Board Membership. You will be elected as a member of the Board upon the commencement of your employment, to serve under the same terms as the other directors of the Company, with no additional compensation. While you remain Chief Executive Officer of Agilysys, you will be nominated each year as a candidate for re-election as a member of the Board, to serve under the same terms as the other directors of the Company, with no additional compensation. You will resign from the Board upon termination of employment.

5.    Compensation. Your compensation will be pursuant to Agilysys’ standard programs in effect from time to time. You shall be eligible to participate in any and all employee benefit plans or programs of the Company generally available to any of its senior level executive employees, on terms no less favorable than provided to any such senior level executive employee of the Company.

A.Base Salary. You will be paid a Base Salary at an annual rate of $600,000, payable in semi-monthly installments in accordance with the Company’s regular payroll practice and subject to applicable employment and income tax withholding. Your Base Salary will be subject to annual review and adjustment and may be increased but not decreased.

B.Target Bonus. You will be entitled to participate in the Company’s executive bonus program at an annual target bonus of 75% of Base Salary and a maximum bonus of 150% of Base Salary, with the actual amount to be determined in the discretion of Compensation Committee based on Company and individual performance. This bonus will be payable in the form of performance shares that will vest upon attainment of annual performance goals, as determined by the Board (after considering in good faith input from you), and otherwise in accordance with Agilysys’ stock incentive plans. For any fiscal year, the applicable performance goals will be set and the performance shares will be granted, as soon as administratively practicable but in no event later than the 90th day of that fiscal year. (For example, for fiscal year 2018 that ends in March 2018, the goals must be set and the performance shares granted, no later than the 90th day of fiscal year 2018.) Any performance shares that are earned will vest and be settled on the earlier of the first anniversary of the grant date or the date specified in the applicable stock plan. You will not be eligible to participate in the Company’s executive bonus program during your initial, partial fiscal year of employment (that is, fiscal year 2017 ending in March 2017).

C.Equity. You will initially receive an equity grant of 630,000 Stock Settled Appreciation Rights (SSARs), vesting one-third on the first anniversary of the Effective Date and the remainder in equal monthly amounts over the next two years. Such SSARs will vest upon a change in control, in accordance with Agilysys’ stock incentive plans.

D.Vacation. You will accrue vacation in accordance with the Company’s policy and will be provided no less than four weeks of vacation for each full year of employment.

E.Business Expenses. The Company shall reimburse you for all reasonable expenses incurred by you in performance of your duties, in accordance with the Company’s policy applicable to a majority of the other officers or directors of the Company.

F.Travel Expenses. You shall be reimbursed for all reasonable travel expenses incurred while performing duties on behalf of the Company, in accordance with the Company’s policy applicable to a majority of the other officers or directors of the Company. You will be permitted to fly business class for flights over two hours in length.

6.    Location. You will relocate your personal residence to the Greater Las Vegas, NV area within 90 days of the Effective Date and maintain your personal residence in the Greater Las Vegas, NV area for the duration of your tenure as Chief Executive Officer, unless written permission is provided by the Board to do otherwise. Agilysys will directly pay or reimburse you for reasonable relocation expenses for the movement of two automobiles and household goods from San Jose, CA to Henderson, NV, not to exceed $20,000. Payments will be made promptly in 2017 after your submission of reasonable documentation of your expenses.

7.    Termination. Your employment may be terminated for Cause by Agilysys, voluntarily by you, or without Cause by Agilysys. The last date of your employment as a result of termination for any of these reasons is the “Termination Date.”

A.    Termination for Cause and Voluntary Termination. If your employment terminates for any of the following reasons: (a) your death, disability, or legal incompetence; (b) the issuance by Agilysys of a notice terminating your employment “for Cause” (which, for these purposes, means: (i) your conviction of a crime involving misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere by you with respect to a felony, (ii) conduct by you that is Prohibited

Activity under Section 9.C. below, (iii) conduct by you that breaches your duty of loyalty to the Company or your willful misconduct, any of which materially injures the Company, (iv) a willful and material breach by you of your material obligations under any agreement entered into between you and the Company that materially injures the Company, or (v) your failure to substantially perform your reasonable duties with the Company (other than by reason of your disability); or (c) you voluntarily resign your employment, then your salary will end on the Termination Date, provided that you still will be paid accrued but unpaid base salary, any earned and unused vacation pay and be reimbursed for any unreimbursed expenses. Notwithstanding any contrary provision of this Agreement, a termination of your employment shall not be for “Cause” under Section 7.A.(b)(v) unless Agilysys notifies you in writing of the alleged failure or breach that the Company claims constitutes Cause, and you fail to substantially cure such failure or breach within thirty (30) days of your receipt of such notice.

B.    Termination Without Cause. If your employment is terminated by Agilysys for any reason other than for Cause or by you due to Good Reason, upon effectiveness of a mutually-agreeable release of claims in favor of the Company, you will be paid a severance payment equal to one year regular base and target annual incentive salary (if applicable), which will be at the rate applicable to you at the time your employment terminates (the “Severance Payment”), which will be paid during regular pay intervals during the one year period following the Termination Date (“Severance Period”). In any termination pursuant to this Section 7.B, regardless of when such termination occurs, you will also receive (i) a lump sum payment in cash on the 60th day following the Termination Date in an amount equal to the total after-tax premiums you would be required to pay for twelve months of COBRA continuation coverage under the employer’s health benefit plan (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that you have in place for you and your dependents immediately prior to the Termination Date, regardless of whether you or your dependents elect COBRA (the “COBRA Payment”), (ii) a pro-rated bonus for the year of termination based on actual performance and without the exercise of negative discretion by the Board, and (iii) twelve (12) months of accelerated vesting of all equity compensation awards that were outstanding immediately prior to the Termination Date. The release of claims required by this Section 7.B. will not impose any post-employment obligations on you other than reasonable non-disparagement obligations and those obligations to which you already have agreed in writing. You will not otherwise be eligible for severance under any Agilysys severance plan. Notwithstanding any other provision of this Agreement, in all cases of termination of employment, you will be paid accrued but unpaid base salary, any earned and unused vacation pay and be reimbursed for any unreimbursed expenses.

C.    Good Reason. If any of the following occurs without your express written consent: (i) a reduction in your base salary or target bonus opportunity, (ii) a material diminution in your authority, duties or responsibilities (including, without limitation, your no longer being the CEO of a publicly-traded company), (iii) your removal as a member of the Board (other than by your voluntary resignation), (iv) any other action that constitutes a willful and material breach by Agilysys of a material provision of this Agreement, or (v) a material reduction in the benefits provided to you that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company,“ (“Good Reason”), then you may terminate your employment due to Good Reason if you provide notice to Agilysys within 90 days of the condition giving rise to the Good Reason and Agilysys fails to materially cure such condition within 30 days following the date of such notice, upon which failure to cure your employment shall immediately terminate for Good Reason. Such termination for Good Reason will be deemed a termination by Agilysys without Cause for purposes of this Agreement and you shall be entitled to the Severance Payments described in Section 7.B. or 7.D, as applicable.

D.    Change in Control. Notwithstanding any other provision contained herein, if your employment hereunder is terminated within three (3) months before or twenty-four (24) months following a Change in Control (as defined below) by Agilysys (or its successor or assignee) without Cause or by you due to Good Reason, in addition to payment of any accrued but unpaid base salary, the pro rata amount of your target bonus for the year of termination, and the balance of any earned and unused vacation pay, each as of the Termination Date, then you will be entitled to receive:

i.    A lump sum payment in cash on the 60th day following the Termination Date an amount equal to two times the sum of (a) your annual base salary and (b) target annual incentive, in each case determined by the greater of the rate applicable immediately prior to the Change in Control or your Termination Date;

ii.    A lump sum payment in cash on the 60th day following the Termination Date an amount equal to two times the COBRA Payment; and

iii.    100% vesting on the 60th day following the Termination Date of all equity compensation awards that were outstanding immediately prior to the Termination Date.

If the termination is within three (3) months before a Change in Control, the payments and benefits described immediately above instead will be paid in installments as described in Section 7.B. You will not otherwise be eligible for severance under any Agilysys severance plan or any other provision of this Agreement.

E.    Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of one of the following during your employment:

i.    Any one person (or more than one person acting as a group) acquires ownership of stock of Agilysys that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Agilysys; provided that, a further Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

ii.    A majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election; or

iii.    The sale of all or substantially all of Agilysys’ assets.

Notwithstanding the foregoing, for purposes of this Agreement a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Agilysys, a change in effective control of Agilysys, or a change in the ownership of a substantial portion of Agilysys’ assets under Section 409A.

8.         Confidential Information. During the course of your employment, you will learn various proprietary or confidential information of Agilysys and/or its related and affiliated companies (including the identity of customers and employees; vendor information; marketing information and strategies; sales training techniques and programs; product development and design; acquisition and divestiture opportunities and discussions; and data processing and management information systems, programs, and practices). You shall use such information only in connection with the performance of your duties to Agilysys and agree not to copy, disclose, or otherwise use such information or contest its confidential or proprietary nature. You agree to return any and all written documents containing such information to Agilysys upon termination of your employment. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation (any such activity, “Protected Activity”). You do not need the prior authorization of Agilysys to engage in Protected Activity and you shall not be not required to notify Agilysys that you have engaged in Protected Activity. Similarly, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. By way of reference, 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.         Restrictive Covenants.

A.    Confidentiality. During the time of your employment with the Company and for twenty-four months thereafter, you will be subject to confidentiality and non-disclosure requirements in accordance with the Company’s standard confidentiality and employee non-disclosure agreement, provided that nothing in any agreement between you and the Company will limit your ability to engage in Protected Activity as defined in Section 8. You also agree to provide reasonable cooperation to the Company for such period with respect to any and all post-termination litigation and regulatory matters wherein the Company requests your assistance, provided that you will be reimbursed for reasonable expenses incurred in providing such cooperation.

     B.    No Hiring. During the time of your employment with the Company and for twelve months thereafter, you agree not to employ or retain, have any other person or firm employ or retain, or otherwise participate in the employment or retention of any person who was an employee or consultant of Agilysys at any time during the twenty-four months preceding the end of your employment with the Company, provided that it will not be a violation of this Section 9.B. if an enterprise with which you are affiliated employs any such employee or consultant so long as you are not directly or indirectly involved in such action.

C.    Non-Competition. Because of Agilysys’ legitimate business interest as described herein and the good and valuable consideration provided to you, during the time of your employment with the Company and continuing for the 12-month period beginning on the Termination Date whether your employment is terminated at your option or at the option of Agilysys, for any reason or no reason, you agree and covenant not to engage in Prohibited Activity within the “Territory” (as defined below).

For purposes of this Section 9.C., “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as Agilysys, specifically, as of the Effective Date, in the business of developing and/or selling the point of sale (POS), property management, inventory and procurement, payment gateway and related mobile and wireless solutions to the hospitality or gaming industries. Any disclosure of trade secrets, proprietary information or Confidential Information, other than Protected Activity, is also Prohibited Activity.

For purposes of this Section 9.C., “Territory” shall mean each state, province, or other political subdivision in which the Company is engaged in the Business as of the Termination Date.

Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation. In addition, nothing in this Agreement prohibits your investment in Offercraft, a company engaged in the gamification of coupons for retail including at point of sale, provided that you do not materially increase your investment unless written permission is provided by the Board.

It is understood and acknowledged that any non-competition obligation arising under this Section 9.C shall be in addition to any other obligations on your part under this Agreement, including but not limited to the confidentiality and no-hiring provisions of Sections 8 and 9.A., above.

10.    Assignment of Inventions. Agilysys by law is entitled to all rights, ideas, inventions and works of authorship relating to its business that are made by its employees during the scope of their work, whether or not conceived during regular business hours, for Agilysys when using Agilysys resources. You agree to promptly and fully disclose to Agilysys all ideas, inventions, discoveries, creations, designs, methods, and other technology and rights (and any related improvements or modifications thereof), whether or not protectable under any form of legal protection afforded to intellectual property (collectively, “Innovations”), relating to any activities or proposed activities of Agilysys and its affiliates and subsidiaries, conceived or developed by you (alone or jointly with others) during your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of Agilysys. To the extent possible, such Innovations shall be considered a Work Made for Hire under the U.S. Copyright Act. To the extent the Innovations may not be considered such a Work Made for Hire, you agree to automatically assign to Agilysys, at the time of creation of such Innovations, any right, title, or interest that you may have in such Innovations. You further agree that you will execute such written instruments, and perform any other tasks as may be necessary in the opinion of Agilysys to obtain a patent, register a copyright, or otherwise protect or enforce Agilysys’ rights in such Innovations.

11.    Specific Performance and Injunctive Relief. You acknowledge that Agilysys will be irreparably damaged if the provisions of this Agreement are not specifically enforced, that monetary damages will not provide an adequate remedy to Agilysys, and that Agilysys is entitled to an injunction (preliminary, temporary, or final) restraining any violation of this Agreement (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not exclusive and shall be in addition to any other remedy which Agilysys may have.

12.     Severability and Reformation. The provisions of Sections 8 through 12 of this Agreement constitute independent and separable covenants which shall survive termination or expiration of the Employment Period. Any section, paragraph, phrase, or other provision of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule shall be deemed, if possible, to be omitted from this Agreement. The invalidity of any portion hereof shall not affect the validity of the remaining portions.

13.    Representation. You represent and warrant that in the past 15 years you have not been convicted of, nor entered a guilty plea or plea of nolo contendere with respect to, a crime involving misappropriation of money or other property or a felony in any jurisdiction, nor, to your knowledge, have you been charged with or notified of pending charges with respect to, or are you currently being investigated for, any such crime or felony.

14.    Assignment.

A.     This Agreement is personal to you, and cannot be assigned by you to any other party.

B.     This Agreement shall inure to the benefit of, and be binding upon and enforceable by Agilysys, and by its successors and assigns. This Agreement may be assigned by Agilysys, without your consent, to a third party (“Assignee”) in connection with the sale or transfer of all or substantially all of Agilysys’ business, whether by way of sale of stock, sale of assets, merger or other transaction. Such assignment by Agilysys will not constitute nor be deemed a termination of your employment by Agilysys. After such assignment, any further rights which you have under this Agreement will be the responsibility of the Assignee.

15.     General. This Agreement constitutes our full understanding relating to your employment with Agilysys, and replaces and supersedes any and all agreements, contracts, representations or understandings with respect to your employment. This Agreement is governed by and is to be construed and enforced in accordance with the internal laws of the State of Georgia, without giving effect to principles of conflicts of law. In the event of a conflict or inconsistency between the terms hereof and the provisions of Agilysys’ Employee Handbook or its Policies and Procedures, the terms hereof shall control; otherwise, the provisions of the Employee Handbook shall remain applicable to your employment relationship. Any controversy involving the construction or application of any terms, covenants or conditions of the Agreement, or any claims arising out of any alleged breach of the Agreement, will be submitted to and resolved by final and binding arbitration in Las Vegas, Nevada, conducted pursuant to the rules of the American Arbitration Association. This Agreement may not be superseded, amended, or modified except in a writing signed by both parties.

16.     Section 280G.

A.     Reduction. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to your or for your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 15, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

i.    reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

ii.    payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.

B.     Order of Reduction. The Covered Payments shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

C.     Determinations. Any determination required under this Section 16 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the occurrence of the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to you and the Company as requested by you or the Company. You and the Company shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 16. For purposes of making the calculations and determinations required by this Section 16, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on you and the Company. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 16.

17.     Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from, or to the extent required, comply with Section 409A of the Internal Revenue Code (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” To the extent required to avoid an accelerated or additional tax under Section 409A: each payment or benefit amount shall be construed as a separate identified payment; if you are a “specified employee” under Section 409A when you separate from service, amounts of “nonqualified deferred compensation,” if any, otherwise payable during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of your death). To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

18.    Attorney’s Fees. Agilysys will directly pay or reimburse you for reasonable legal fees incurred in connection with your review of this Agreement, in a sum not to exceed $20,000, which payment will be made in January 2017 after your submission of reasonable documentation of your expenses.

19. Indemnification. Agilysys will indemnify you and hold you harmless to the extent provided under the Company’s certificate of incorporation and by-laws against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with Agilysys on terms no less favorable than provided to any of its other executive officer or members of the Board. This obligation shall survive the termination of the Executive’s employment with the Company. The Employer shall cover the Executive under an indemnification agreement and directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors on terms no less favorable than provided to any of its other officers or members of the Board.

In witness whereof the parties have executed this Agreement this 6th day of December, 2016.

AGILYSYS, INC.

/s/ Michael Kaufman
By: Michael Kaufman
Chairman of the Board

/s/ Ramesh Srinivasan
By: Ramesh Srinivasan